Exhibit 4.5 1 165670v1 PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO THE INSTRUCTIONS TO ITEM 19 OF FORM 20-F ON THE BASIS THAT THE COMPANY CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]” Dated 8 May 2024 Marown Limited And Betway Group Limited _____________________________________ Agreement to purchase Sportsbook Software Assets – USA _____________________________________

2 165670v1 Contents 1. Interpretation ...................................................................................................... 3 2. Conditions Precedent ........................................................................................ 10 3. Sale and Purchase ............................................................................................. 11 4. Completion and Payment of Purchase Price .................................................... 11 5. Conditions and Required Approvals ................................................................. 13 6. Warranties and Indemnity ................................................................................ 13 7. Rights ................................................................................................................. 15 8. Payments ........................................................................................................... 15 9. Announcements and Confidentiality ................................................................ 15 10. No Assignment .................................................................................................. 17 11. Constitution of this Agreement ........................................................................ 17 12. Rights ................................................................................................................. 17 13. Third Parties ...................................................................................................... 17 14. Notices .............................................................................................................. 17 15. Costs .................................................................................................................. 18 16. Miscellaneous ................................................................................................... 18 17. Governing Law, Jurisdiction .............................................................................. 18

3 165670v1 Agreement Dated ____ May 2024 Between: (1) Marown Limited, an entity incorporated in the United Kingdom (with company number 13573713) whose registered office is at 10 Bressenden Place, London, SW1E 5DH, United Kingdom ("the Company"); and (2) Betway Group Limited, a Guernsey entity (with company number 66909) whose registered office is at Kingsway House, Havilland Street, GZR 1300 St Peter Port, Guernsey, GY1 2QE ("the Buyer"), (collectively the "Parties", each a "Party"). Recitals: (A) The Company is the owner of the Assets which the Buyer wishes to purchase. This Agreement sets out the terms and conditions upon which the Buyer shall acquire the Assets (as defined below). (B) The acquisition of the Assets is subject to the obtaining of certain regulatory approvals as more fully set out herein. As Agreed: 1. Interpretation 1.1 In this Agreement the following definitions are used: “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person through the ownership of more than fifty per cent. (50%) of the voting securities, by contract or otherwise; “Apricot” means Apricot Investments Limited a company incorporated in the Isle of Man with company number 095312C and with its registered address at Ground Floor, Evergreen House, 43 Circular Road, Douglas, Isle of Man, IM1 1AD; “Assets” means, in respect of the Territory only, each of: (a) the Sportsbook Software together with the Intellectual Property Rights in the Sportsbook Software, which includes any and all copyrights subsisting in the Territory as governed by all applicable United States of America copyright laws; and

4 165670v1 (b) the Sportsbook Software Documentation together with the Intellectual Property Rights in the Sportsbook Software Documentation, which includes any and all copyrights subsisting in the Territory as governed by all applicable United States of America copyright laws; “Bets” mean wagers placed through the Sportsbook Software by End Users on the outcome of an Event; “Betway” means Betway Group Limited, a company registered under the laws of Guernsey, with company number 66909 and whose registered office address is ground Floor, Kingsway House, Havilland Street, St Peter Port, Guernsey, GY1 2QE; “Business Day” means any day other than a Saturday or Sunday or public holiday in Guernsey, England, Isle of Man, or New York (USA); “Company Earn-Out Payment” means, subject to clause 4.4 and subject to the caps in clause 4.5, the proportion of the Total Earn-Out Payment to be paid to the Company in respect of the calendar month, and which is the same proportion as the Monthly Territory NGR is of the Monthly Total NGR “Completion Date” has the meaning in clause 3.1; “Completion Documents” means the documents detailed in Schedule 1, each in the agreed form; “Completion Notice” has the meaning in clause 3.1; “Completion” means completion of the sale and purchase of the Assets, in accordance with clause 4; “Conditions” has the meaning in clause 5.1; “Confidential Information” means: (a) all information (whether or not technical) relating to or comprised in the Software and/or the Software Documentation, which would appear to a reasonable person to be of a confidential nature, including all know-how and trade secrets; (b) any information that would be regarded as confidential by a reasonable business person relating to: (i) the business, assets, affairs, customers, clients, suppliers, or plans, intentions, or market opportunities of the disclosing Party (or of any Affiliate of the disclosing Party); and

5 165670v1 (ii) the operations, processes, product information, know-how, designs, of the disclosing Party (or of any Affiliate of the disclosing Party); (c) details of the provisions of this Agreement and any agreement, document or arrangement entered into in connection with this Agreement; “Earn-Out Period Total” means the period commencing on the Completion Date and ending on 31 December 2035 (inclusive); “Earn-Out Period One” means the period commencing on the Completion Date and ending 31 December 2026 (inclusive); “Earn-Out Period Two” means the period commencing on the Completion Date and ending 31 December 2029 (inclusive); “Effective Date” means the date of this Agreement; “Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement; “End Users“ means people who place Bets with Operators, whether through an Operator’s websites or by means of a downloadable client or a mobile device; “Exchange Rate” means with respect to the conversion of a particular currency into another currency on a particular date, the closing mid-point rate for conversion of the first currency into that other currency on that date or, if that date is not a Business Day, on the first Business Day after that date, in both cases as set out in the XE.com for the exchange rates applicable to the relevant Business Day; “Event” means any event, occurrence, happening or game, the outcome or result of which is available via the Sportsbook Software for the End User to wager on; “Fusion” means Fusion Holdings Limited, an entity incorporated in the Isle of Man (with company number 015877V) whose registered office is at 55 Athol Street, Douglas, Isle of Man, and its Affiliates from time to time; “Gaming Regulator” means any competent Governmental Entity regulating online or mobile gaming or gambling and gaming activities; “Gaming Taxes” means any and all gaming taxes, gaming duties and irrecoverable output value added taxes (excluding for the avoidance of doubt any fines and penalties relating to payment of such taxes and excluding any such taxes payable in respect of any period prior to the Completion

6 165670v1 Date) levied by any Governmental Entity or Gaming Regulator (including at national, regional, local or any other level) on revenue (whether gross, net or otherwise) generated from the Sportsbook Software; “Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organisation such as the United Nations; “Intellectual Property Rights” means, without limitation, all intellectual property rights for the Territory, whether or not patentable, including without limitation, rights in algorithms, binary and/or object code, brands, computer programs, computer software, concepts, confidential information, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, data, designs (whether registered or unregistered), graphics, UI, UX, derivative works, discoveries, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions, integrated circuits, know-how, logos, mask works, materials, methods, moral rights, object code, original works of authorship, proprietary technology, research data, research results, research records, service marks, software, source code, specifications, statistical models, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing which subsist or will subsist now or in the future in any part of the Territory; “Interim Period” means the period from (and including) the Effective Date up to (and including) the Completion Date or, if earlier, the date of termination of this Agreement in accordance with its terms; “Longstop Date” means the date occurring twelve (12) months after the Effective Date; “Monthly Territory NGR” means Monthly GGR LESS Bonuses LESS Chargebacks and LESS Refunds, Where: Monthly GGR: means the aggregate sum of all Bets placed by End Users in the Territory on Events during a calendar month, less the total Winnings distributed to

7 165670v1 such End Users as a result of such Bets, but for the avoidance of doubt excluding any bets or winnings from free bets; Bonuses: means credits, bonuses, bonus points, the win amount only of free bets and promotional amounts, whether monetary or tangible, including best odds guaranteed, used by the End Users in the Territory during the relevant month to place Bets; Chargebacks: means any amounts deposited by the End Users in the Territory, through use of a credit card or any other deposit method in which an authorised dispute process is available, into such End Users’ account held with Operators for purposes of placing Bets on Events, and which deposited amount is subsequently and successfully reversed during the relevant month, at the instance of the credit card holder or the account holder or by the bank which issued the credit card, but (for the avoidance of doubt) (i) without any deduction for Gaming Taxes in the Territory; and (ii) excluding bets or winnings relating to Tournaments “Monthly Non Territory NGR” means Monthly Non Territory GGR LESS Bonuses LESS Chargebacks and, LESS Refunds, Where: Monthly Non Territory GGR: means the aggregate sum of all Bets placed by End Users in the ROW on Events during a calendar month, less the total Winnings distributed to such End Users as a result of such Bets, but for the avoidance of doubt excluding any bets or winnings from free bets; Bonuses: means credits, bonuses, bonus points, the win amount only of free bets and promotional amounts, whether monetary or tangible, including best odds guaranteed, used by the End Users in the ROW during the relevant month to place Bets; Chargebacks: means any amounts deposited by the End Users in the ROW, through use of a credit card or any other deposit method in which an authorised dispute process is allowed, into such End Users’ account held with Operators for purposes of placing Bets on Events, and which deposited amount is subsequently and successfully reversed during the relevant month, at the instance of the credit card holder or the account holder or by the bank which issued the credit card, but (for the avoidance of doubt) (i) without any deduction for Gaming Taxes in the ROW; and (ii) excluding bets or winnings relating to Tournaments;

8 165670v1 “Monthly Total NGR” means Monthly Non Territory NGR PLUS Monthly Territory NGR; “Operator” means those SGHC Affiliates who are licensed to use the Sportsbook Software for the purposes of operating online gaming sites for use by End User(s); “Purchase Price” means the total of the Tranche One Payment and Company Earn-Out Payment; “Refunds” means any refund or partial refund of Bets made to End Users in the Territory by Super Group relating to Bets placed prior to or post the Completion Date and provided such refund is made prior to the Termination Date, at the instruction or order of any regulator or judicial body or on settlement of any court or legal proceedings but: (i) subject to a monthly cap of 5% of Monthly GGR in the relevant month, provided that any refunds in such excess of 5% of such Monthly GGR in a specific month shall be carried forward to future months and treated as a Refund in such month(s) and reduce the Monthly NGR in those months until the Termination Date or, if earlier, until such time as all refunds have been deducted; (ii) expressly excluding refunds on Bets placed in the Territory more than 72 months prior to the date they are refunded, and (iii) for the avoidance of doubt, under no circumstances shall any deduction for refunds be calculated so as to create any amount owing by the Company to the Buyer; “Relevant Gaming Regulation” means the laws and regulations which, govern the Parties’ gaming and gambling activities; “Representatives” means, in relation to a Party, either its (or where relevant) its Affiliates’ employees, officers, representatives, contractors, subcontractors and advisers; “Required Approvals” means any regulatory applications or licences and/or approvals of any Gaming Regulator required from time to time under Relevant Gaming Regulation as relevant from time to time in relation to the transfer of the Assets by the Company including without limitation those detailed in Schedule 3; “ROW” means the world, with the exception of the United States of America; “ROW Purchase Agreement” means the conditional purchase agreement being entered into between the Buyer and Fusion pursuant to which the Buyer will (subject to certain regulatory approvals) acquire the intellectual property rights in the Sportsbook Software in the ROW; “SEC” means the U.S. Securities and Exchange Commission;

9 165670v1 “SGHC” means Super Group (SGHC) Limited a company registered under the laws of Guernsey (with company number 69022) whose registered office address is Kingsway House, Havilland Street, St Peter Port, Guernsey, GY1 2QE and whose shares are publicly traded on the NYSE under ticker “SGHC”; “Sportsbook Software Development Agreement” has the meaning given to it in Schedule 1; “Sportsbook Software Documentation” means all and any documentation (whether in human or machine readable form) relating to the Sportsbook Software, including all: (a) operating manuals, user instruction manuals and training materials; (b) documents associated with the creation, design, development or modification of the Sportsbook Software, including technical or functional specifications, flow charts, algorithms, architectural diagrams, data models, build instructions, testing or configuration documentation and technical data; and (c) any know-how and techniques documentation relating to all or any part of the Sportsbook Software; “Sportsbook Software” means the Company’s proprietary sportsbook specific software, as described in Schedule 4 hereto (including any enhancements, changes, upgrade, amendment or new version of the Sportsbook Software of whatever type or purpose made prior to Completion from time to time) in source code and object code; “Super Group” means SGHC and its Affiliates from time to time; “Tax Authority” means any authority, body or official in any jurisdiction competent to assess, demand, impose, administer or collect tax or make any decision or ruling on any matter relating to tax and any other person who has a right to demand or recover amounts of, or in respect of, tax or any tax liability; “Termination Date” means the earlier to occur of: (i) the date of termination of this Agreement pursuant to clause 2.2, (ii) the end of the Earn-Out Period Total, and (iii) the date the Maximum Payable Amount is paid in full; “Territory” means the United States of America; “Total Earn-Out Payment” means the total aggregate earnout payable for the calendar month by the Buyer to (a) Fusion pursuant to the ROW Purchase Agreement; and (b) the Company

10 165670v1 pursuant to this Agreement, calculated and payable in accordance with clauses 4.4 and 4.5; “Tournaments” means a competitive sports betting tournament organised by Super Group where an End User wagers on a sporting event against other End Users and in terms of which the winning End User of such tournament may win a tournament prize; “Tranche One Payment” means Euro 1,050,000 (one million and fifty thousand Euros) payable in cash in accordance with clause 4.3.3; “Warranties” means the warranties in clause 6.1; and “Winnings” means the aggregate amounts of the funds or prizes won by the End User as a result of Bet(s) placed by the End User being graded as placing a winning bet in accordance with the results of the relevant Event. 1.2 In this Agreement, unless the contrary intention appears: 1.2.1 words in the singular shall include the plural, and vice versa; 1.2.2 a reference to a clause or sub-clause shall be a reference to a clause or sub-clause or schedule (as the case may be) of or to this Agreement; 1.2.3 the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement; 1.2.4 if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day (but this shall not apply to the Longstop Date); 1.2.5 any obligation on a Party not to do something includes an obligation not to allow that thing to be done; 1.2.6 references to a document in agreed form are to that document in the form agreed by the Parties and initialled by them or on their behalf for identification; 1.2.7 any words following the terms including, include, in particular, for example or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms; and 1.2.8 this Agreement shall be binding on and enure to the benefit of, the Parties to this Agreement and their respective successors and permitted assigns, and references to a Party shall include that Party’s successors and permitted assigns. 2. Conditions Precedent 2.1 Completion of this Agreement is subject to and conditional upon the Conditions in clause 5.1 being satisfied before the Longstop Date. 2.2 This Agreement shall automatically terminate and cease to have effect (except as provided in clause 2.3) on the Longstop Date, if any of the Conditions referred to in clause 5.1 are not satisfied (or waived by the Buyer in accordance with clause 2.6) by or before that date. 2.3 If this Agreement terminates in accordance with clause 2.2 or clause 7.1 it will immediately cease to have any further force and effect except for:

11 165670v1 2.3.1 any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination (including clause 1 (Interpretation), clause 2.2 and this clause 2.3 (Conditions Precedent), clause 9 (Announcements and Confidentiality) to clause 17 (Governing Law, Jurisdiction and Service of Process (inclusive)), each of which shall remain in full force and effect; and 2.3.2 any rights, remedies, obligations or liabilities of the Parties that have accrued before termination. 2.4 Each Party shall use all reasonable endeavours to procure (so far as it lies within its respective powers so to do) that the Conditions are satisfied no later than the Longstop Date. 2.5 The Buyer and the Company shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including (but not limited to) the provision by each Party to the other Party of all information reasonably necessary to make any notification or filing required under applicable law or required by SEC or by any relevant Governmental Entity or Gaming Regulator, keeping the other Party informed of the progress of any notification or filing and providing such other assistance as may reasonably be required. 2.6 The Buyer may, to the extent that it is legally entitled to do so and to such extent as it thinks fit (in its absolute discretion), waive any of the Conditions by notice in writing to the Company. However, the Buyer acknowledges that if, as a result of the Buyer exercising its right to waive any Conditions, Completion occurs before all of the Conditions set out in clause 5.1 are satisfied, resulting in the Company (or its Affiliate) not, on the Completion Date, holding any consents, licences, authorisations or similar clearances required by any government or regulatory body needed by the Company (or its Affiliate) to lawfully be able to carry out all of its obligations under the Sportsbook Software Development Agreement, then the Company (or its Affiliate) will not be required to enter into the Sportsbook Software Development Agreement. 3. Sale and Purchase 3.1 Within 10 Business Days of the Conditions being satisfied, or waived by the Buyer in accordance with clause 2.6, the Buyer shall specify in writing to the Company (“Completion Notice”) the date set for the Completion of the sale and purchase of the Assets, which date shall be a Business Day within 60 calendar days of the date of the Completion Notice (the "Completion Date"). 3.2 The Company is the legal and beneficial owner of the Assets. On the Completion Date the Company shall sell, and the Buyer (or its nominee (if applicable)) shall purchase, the Assets on the basis that they are sold at Completion free from any Encumbrance and with full title guarantee. 3.3 The Buyer (or its nominee (if applicable)) shall not be obliged to complete the purchase of the Assets unless the Company completes the sale of all the Assets simultaneously, but the Completion of the purchase of some of the Assets shall not affect the rights of the Buyer (or its nominee (if applicable)) with respect to the purchase of the others. 4. Completion and Payment of Purchase Price 4.1 Completion of the sale and purchase of the Assets shall take place remotely or at such other place as the Parties agree on the Completion Date. 4.2 Subject to the Conditions having been satisfied or waived in accordance with clause 2, on the Completion Date, the Company shall sell with full title guarantee and free from all Encumbrances and the Buyer shall purchase the Assets. 4.3 At Completion: 4.3.1 each Party shall deliver or cause to be delivered each of the Completion Documents duly executed;

12 165670v1 4.3.2 the Company shall deliver to the Buyer all such other forms or documentation as are needed to enable the transfer of the Assets pursuant to this Agreement; 4.3.3 the Buyer shall against compliance by the Company of its obligations in clause 4.3.2, on the Completion Date, pay the Tranche One Payment (plus any applicable VAT thereon) in cash, to the Company’s nominated bank account. 4.4 Subject to clause 4.5, during the Earn-Out Period Total, the Buyer will calculate the Total Earn-Out Payment for each calendar month using the below table and in accordance with Schedule 2. In addition to the payments to be made by the Buyer to the Company pursuant to clause 4.3.3, the Buyer will, during the Earn-Out Period Total, subject to the provisions of clause 4.5 and subject to Super Group generating Monthly Total NGR in the amounts set out in the table below during the relevant calendar month, pay the Company, on a calendar quarterly basis, the Company Earn-Out Payment in accordance with Schedule 2. For the avoidance of doubt (a) the Buyer shall not pay the Company any earn-out revenue which is generated from use of the Sportsbook Software in the ROW; and (b) no Company Earn-Out Payment will be due in any month during the Earn-Out Period Total where the Monthly Total NGR for such month is less than €50 million. Monthly Total NGR (Euros) Total Earn-Out Payment (as a percentage of Monthly Total NGR) > [***] million 0% [***] million – to – [***] million [***] % [***] million – to – [***] million [***] % [***] million – to – [***] million [***] % [***] million – to – [***] million [***] % [***] million – to – [***] million [***] % [***] million – to – [***] million [***] % [***] million – to – [***] million [***] % more than [***] million 8.00% 4.5 In the event that the Buyer has, pursuant to clause 4.4 and/or pursuant to the ROW Purchase Agreement, paid Total Earn-Out Payments in the aggregate, of: 4.5.1 €[***] ([***] Euros) in respect of Earn-Out Period One, or 4.5.2 €[***] ([***] Euros) in respect of Earn-Out Period Two, or 4.5.3 €210,000,000 (two hundred and ten million Euros) in respect of Earn-Out Period Total, then no further earn-out amounts will be payable by the Buyer under this Agreement. For the avoidance of doubt, the maximum amount of Total Earn-Out Payments payable by the Buyer under (a) this Agreement and (b) the ROW Purchase Agreement shall not exceed in aggregate €210,000,000 (two hundred and ten million Euros) (“Maximum Payable Amount”). The Buyer warrants that any earn out payments due to Fusion under the ROW Purchase Agreement will be calculated on the same basis/formula and in accordance with the same table as set out in clause 4.4.

13 165670v1 4.6 The provisions of Schedule 2 shall also apply in relation to the Earn-Out Payments. 4.7 In the event that the Buyer wishes to sell the Intellectual Property Rights in the Sportsbook Software (or any discrete territorial rights in respect thereof) (the “Target IP”) to a third-party (not being an Affiliate) during the Earn-Out Period Total while any portion of the Maximum Payable Amount remains payable pursuant to clauses 4.4 or 4.5, then the Buyer shall obtain the prior consent of the Company and the Parties shall, at such time, agree any impact or adjustment to the Company Earn-Out Payment. 4.8 In the event that the Buyer wishes to license any of the Target IP to a third-party (not being an Affiliate) during the Earn-Out Period Total while any portion of the Maximum Payable Amount has not been paid pursuant to clauses4.4 or 4.5, then any monthly net gaming revenue earned by such licensee relating to the Target IP shall be applied to the Monthly Total NGR for the purposes of the calculation in clause 4.4. 4.9 For the avoidance of doubt, in the event the Buyer sells the Target IP pursuant to clause4.7, the Buyer shall procure that the terms of such sale acknowledges any licences relating to the Target IP which may have been granted by the Buyer to the Company (if any), continuing unaffected (“Acknowledgement”), and (ii) an obligation is placed on the new purchaser of the Target IP, to include such Acknowledgement as a term into any future sale of the Target IP made by the new buyer. 5. Conditions and Required Approvals 5.1 Completion is conditional on the satisfaction of the following conditions (the "Conditions"): 5.1.1 the Required Approvals are obtained; 5.1.2 the grant, in terms reasonably satisfactory to the Parties, of all those further consents, authorisations or similar clearances which are required by any Governmental, Entity, Gaming Regulator, SEC, NYSE or other authority for Completion and/or the satisfaction of the Purchase Price; 5.1.3 completion of the purchase of the Intellectual Property Rights in the Sportsbook Software in the ROW pursuant to the ROW Purchase Agreement having occurred, and 5.1.4 no Governmental Entity having (by the date on which the Conditions in clauses 5.1.1, 5.1.2 and 5.1.3 have been fulfilled or waived) enacted, issued, promulgated, enforced or entered any order, judgment, injunction, decree, stipulation, determination or award which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof. 5.2 The Parties agree to notify each other promptly on becoming aware that any of the Conditions have been fulfilled. 6. Warranties and Indemnity 6.1 The Company warrants to the Buyer that: 6.1.1 it has good and marketable title to each Asset (whether tangible or intangible), and each Asset is legally and beneficially owned by the Company; 6.1.2 there are no Encumbrances over any of the Assets, and the Company has not agreed to create any Encumbrances over the Assets or any part of them (other than the rights in favour of the Buyer set out in this Agreement); 6.1.3 it has the requisite power and authority to enter into and perform this Agreement and the documents referred to in it (to which it is a party), and they constitute (or will constitute, when executed) valid, legal and binding obligations on the Company in accordance with their respective terms;

14 165670v1 6.1.4 the execution and performance by the Company of this Agreement and the documents referred to in it (to which it is a party) will not breach or constitute a default under the Company’s articles of association, or any agreement, instrument, order, judgement or other restriction which binds the Company; 6.1.5 it has (and will maintain during the Interim Period), either itself or through its authorised sub-contractors, exclusive possession and control of all source code underlying the Assets; 6.1.6 it is unaware of any infringement or likely infringement of any of the Intellectual Property Rights in the Assets; and 6.1.7 so far as it is aware, the exploitation of the Intellectual Property Rights in the Assets will not infringe the proprietary rights of any third party. 6.2 The Company further warrants to the Buyer that each of the Warranties will be true, accurate and not misleading on the Completion Date. For this purpose, each of the Warranties shall be deemed to be repeated on the Completion Date by reference to the facts and circumstances then subsisting. Any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a referenced to the date of such repetition. 6.3 The Company shall not at any time during the Interim Period transfer, dispose of, charge, pledge or grant any Encumbrance in any way over its interests in any of the Assets save to the Buyer as expressly set out in this Agreement. 6.4 The Company shall not do anything during the Interim Period which would be inconsistent with any term of this Agreement including any of the Warranties, breach any Warranty or cause any Warranty to be untrue, inaccurate or misleading. 6.5 The rights and remedies of the Buyer in respect of a breach of any of the Warranties will not be affected by Completion, by any investigation made by or on behalf of the Buyer into the Assets, by the giving of any time or other indulgence by the Buyer to any person, by the Buyer rescinding or not rescinding this Agreement, or by any other cause whatsoever except a specific waiver or release by the Buyer in writing; and any such waiver or release will not prejudice or affect any remaining rights or remedies of the Buyer. 6.6 Save for the Warranties, the Company gives no other warranties or representations to the Buyer. 6.7 Each Party warrants to the other Party that it complies (and will during the Interim Period) continue to comply with all applicable legal, regulatory and/or licensing requirements so as to be able to perform its obligations under this Agreement subject to the Conditions (which need to be satisfied before the Longstop Date). 6.8 The Company undertakes to defend the Buyer and its Affiliates from and against any claim or action that the Buyer’s possession or Super Group’s use of the Sportsbook Software (or any part thereof) infringes the Intellectual Property Rights of a third party (“Infringement Claim”) and shall fully indemnify and hold harmless the Buyer and its Affiliates (as relevant) from and against any losses, damages, costs (including all legal fees) and expenses incurred by or awarded against the Buyer and its Affiliates (as relevant) as a result of or in connection with any such Infringement Claim, provided that: 6.8.1 the Company is promptly notified in writing by the Buyer of any Infringement Claim; 6.8.2 the Buyer makes no admission or settlement of such Infringement Claim without the Company’s prior written consent (not to be unreasonably withheld or delayed); 6.8.3 the Buyer reasonably cooperates with the Company’s reasonable requests (at the Company’s sole expense) in respect of the Infringement Claim; and

15 165670v1 6.8.4 the Company shall not be obliged to indemnify in respect of any Infringement Claim to the extent such claim is caused by or arises from the Buyer making any unauthorised use or modification of the Sportsbook Software. 6.9 The Company’s total liability under the indemnity in clause 6.8, shall be limited to an aggregate amount of the Tranche One Payment. The Company shall not be liable under the indemnity in clause 6.8 unless the Buyer notifies the Company in writing of such indemnity claim prior to the second anniversary of the Completion Date. 7. Rights 7.1 If at any time during the Interim Period it becomes apparent that a Warranty has been breached, or is untrue, inaccurate or misleading, or that the Company has breached any other term of this Agreement that is material to the sale of the Assets, the Buyer may at its sole discretion (and without prejudice to any other rights or remedies it has) terminate this Agreement by notice in writing to the Company and, if so terminated, this Agreement shall terminate and cease to have effect save as referred to in clause 2.3. 7.2 The rights conferred on the Parties by this Agreement are in addition and without prejudice to all other rights and remedies available to them. 7.3 No failure to exercise nor any delay in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy hereunder, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. 7.4 The waiver of any term, provision or condition of this Agreement on any occasion shall not constitute a waiver of: 7.4.1 any other term, provision or condition of this Agreement; or 7.4.2 such terms, provisions or conditions of this Agreement on any future occasion. 8. Payments 8.1 The Purchase Price shall be paid and/or settled by the Buyer in accordance with the provisions of clauses 4.3.3 and 4.4. Payments made under this Agreement in cash shall be made to the Company on the relevant date, to the bank account nominated in writing by the Company, and receipt of such payment into the Company’s nominated bank account shall constitute a full and valid discharge of the obligations to pay such amounts. 8.2 Unless otherwise expressly stated all payments to be made under this Agreement shall be made in Euros to the Party to be paid by transfer in immediately available funds by electronic transfer. 8.3 While the Payment Price is stated as exclusive of VAT, as at the Effective Date no VAT is envisaged as chargeable by the Company on the Purchase Price. If VAT is determined as payable by the Parties as at or following the Completion Date then it shall be added at the prevailing rate as applicable and only paid by the Buyer following delivery of a valid VAT invoice. 9. Announcements and Confidentiality 9.1 Subject to clause 9.5, no Party shall make or permit any other person to make any press release or other public announcement about this Agreement or the transactions contemplated by it without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). 9.2 Each Party shall keep the other Party's Confidential Information secret and confidential and shall not:

16 165670v1 9.2.1 use such Confidential Information except for the purpose of exercising or performing its rights and obligations under or in connection with this Agreement (“Permitted Purpose”); or 9.2.2 disclose such Confidential Information in whole or in part to any third party, except as expressly permitted by this clause 9. 9.3 A Party may disclose the other Party's Confidential Information to those of its Representatives who need to know such Confidential Information for the Permitted Purpose, provided that: 9.3.1 it informs such Representatives of the confidential nature of the Confidential Information before disclosure; and 9.3.2 it procures that its Representatives shall, in relation to any Confidential Information disclosed to them, comply with the obligations set out in this clause as if they were a party to this Agreement, and at all times, it is liable for the failure of any Representatives to comply with the obligations set out in this clause 9. 9.4 The provisions of clauses 9.2 and 9.3 shall not apply to any Confidential Information that: 9.4.1 is or becomes generally available to the public (other than as a result of its disclosure by the receiving Party or its Representatives in breach of this clause); 9.4.2 was available to the receiving Party on a non-confidential basis before disclosure by the disclosing Party; 9.4.3 was, is or becomes available to the receiving Party on a non-confidential basis from a person who, to the receiving Party's knowledge, is not bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from disclosing the information to the receiving Party; or 9.4.4 the Parties agree in writing is not confidential or may be disclosed. 9.5 Either Party may disclose or use information otherwise required by clause 9.2 to be treated as confidential, or may make, or permit any person to make, any press release or other public announcement: 9.5.1 if and to the extent required by applicable law, regulation or regulator (including the SEC and any Gaming Regulator (including, for the avoidance of doubt, any announcement or statement made in a registration statement or report filed with the SEC)) in any relevant jurisdiction; and 9.5.2 if and to the extent required or requested by any court, competent regulatory or governmental body, 9.5.3 or securities exchange in any relevant jurisdiction, whether or not the requirement or request has the force of law, and, provided that the disclosing Party shall take all such steps as are reasonably practicable in the circumstances and permitted by law, to notify the other Party before the relevant disclosure, release or announcement is made.

17 165670v1 10. No Assignment 10.1 This Agreement shall be binding on and enure for the benefit of the successors of each of the Parties, and subject to clause 10.2, neither Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of or otherwise dispose of (in any manner whatsoever) any of its obligations under this Agreement save with the prior written consent of the other Party and any attempt to do so in contravention of this clause shall be ineffective. 10.2 The Buyer shall be entitled to transfer (whether by novation or otherwise) and assign its rights under this Agreement to an SGHC Affiliate upon prior written notice to the Company provided that: i) at the same time, it assigns its rights under the ROW Purchase Agreement to the same SGHC Affiliate, and ii) the transfer/assignment of the rights will not result in the Completion Conditions set out in clause 5.1 not being capable of satisfaction by the Longstop Date. 11. Constitution of this Agreement 11.1 This Agreement, together with the documents referred to in it, contain the entire agreement between the Parties relating to the transactions contemplated by this Agreement and replaces and extinguishes all prior drafts, previous agreements, arrangements and understandings, whether in writing or oral, between the Parties relating to these transactions except to the extent that they are repeated in this Agreement. 11.2 This Agreement may be executed in any number of counterparts, but shall not be effective until each Party has executed at least one counterpart, all of which, taken together shall constitute one and the same agreement and any Party may enter into this Agreement by executing a counterpart. 11.3 No variation of this Agreement shall be effective unless made in writing and signed by each of the Parties. 12. Rights 12.1 The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise. 12.2 No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect its exercise or operate as a waiver in whole or in part. 12.3 No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise or the exercise of any other right, power, privilege or remedy. 12.4 The provisions of this Agreement shall remain in full force and effect notwithstanding Completion. 13. Third Parties 13.1 Except where expressly stated in this Agreement to the contrary: 13.1.1 save for any rights granted to an Affiliate of the Buyer, or an Affiliate of the Company, Fusion or Apricot, in this Agreement, a person who is not a Party to this Agreement (or his successors or permitted assignees) has no rights to enforce or enjoy the benefit of any term of this Agreement; and 13.1.2 no termination, amendment, compromise, waiver or settlement of this Agreement or any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) requires the consent of any person who is not a Party to it. 14. Notices

18 165670v1 14.1 Any notice or other document to be served under this Agreement may be delivered or sent by registered or recorded post (or equivalent in any other jurisdiction) to the Party to be served at its address appearing in next to their names at the start of this Agreement or at such other address as it may have notified to the other Party in accordance with this clause. 14.2 Any notice or document shall be deemed to have been received: 14.2.1 if delivered by hand, at the time of delivery; or 14.2.2 if posted by pre-paid first class post, at 10.00 hours (local time at the recipient's address) on the third Business Day after it was posted; or 14.2.3 if sent by email, at the time of transmission, or if this time falls outside business hours in the place of receipt, when business hours resume. In this clause 14.2, business hours means 9am to 5pm on a Business Day. 14.3 In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed, stamped and posted. 14.4 This clause 14 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution. 15. Costs The Parties will pay their own costs in connection with the preparation and negotiation of this Agreement. 16. Miscellaneous 16.1 Time shall be the essence of this Agreement both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them by agreement in writing by the Parties. 16.2 The Company shall, and shall use all reasonable endeavours to procure that any necessary third party shall, from time to time and at all times, both before and after Completion, execute all such deeds and documents and do all such things as the Buyer may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Agreement and for giving to the Buyer the full benefit of the provisions of this Agreement, including, in the event of a sale and purchase of the Assets under this Agreement, vesting in the Buyer the legal and beneficial title to the Assets. 17. Governing Law, Jurisdiction 17.1 This Agreement shall be governed by and construed in accordance with the laws of England and Wales. 17.2 Any dispute arising out of or in connection with this Agreement, whether in contract or tort and including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules (the “Rules”) of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this clause. The arbitration proceedings shall be conducted in London, United Kingdom, in the English language before a single arbitrator who shall be appointed by the LCIA. The arbitrator may be of any nationality.

19 165670v1 IN WITNESS of which the Parties have executed this Agreement on the date first mentioned above. Signed for and on behalf of MAROWN LIMITED /s/Ben Oates Director /s/Quraish Behari Director Signed for and on behalf of BETWAY GROUP LIMITED /s/ Anthony Werkman Director